Exhibit 10.1

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

SALES, LICENSING, MAINTENANCE, & SERVICES AGREEMENT

This Sales, Licensing, Maintenance, and Services Agreement (“Agreement”), entered into by and between the Consolidated City of Indianapolis and Marion County, through both Marion County Community Corrections (“MCCC” or “Customer” or “Licensee”) and Track Group, Inc. (“Contractor” or “Provider” or “Licensor”), is executed pursuant to the terms and conditions set forth herein. MCCC and Contractor may be referred to herein collectively as the “parties” or individually as a “party.” In consideration of those mutual undertakings and covenants, the parties agree as follows:

SECTION 1. INTERPRETATION & INTENT

1.01.

The “Agreement”, as referred to herein, shall mean this Agreement executed by MCCC and Contractor, and shall include the terms and conditions contained in this Agreement, the attachments hereto, all addenda issued prior to receipt of RFPs, quotes, or bids, whether or not receipt thereof has been acknowledged by Contractor, all conditions, plans, specifications and standards, instructions and notice to vendors, and any written supplemental agreement or modification entered into between MCCC and Contractor, in writing, after the date of this Agreement. This Agreement consists of this Agreement and the following attachments, which are incorporated into this Agreement and made a part hereof (“Attachments”):

ATTACHMENT A:	Scope of Services
ATTACHMENT B:	Pricing
ATTACHMENT C:	Juvenile Electronic Monitoring

1.02.

Entire Agreement: This Agreement constitutes the entire agreement between the parties and supersedes all prior and contemporaneous understands and agreements, written or verbal, between MCCC and Contractor. No statements, promises or agreements whatsoever, in writing or verbal, in conflict with the terms and conditions contained in this Agreement have been made by MCCC or Contractor which in any way modify, vary, alter, enlarge or invalidate any of the provisions and obligations herein stated.

1.03.

Clickwrap, Shrinkwrap, Browserwrap Agreements: In the event Contractor’s software contains a clickwrap agreement, shrinkwrap agreement, browsewrap agreement, or similar agreement, then all terms and conditions contained within those agreements shall not apply to MCCC, regardless of MCCC’s apparent or actual acceptance thereof.

1.04.	Amendments or Modifications: This Agreement may be amended and modified only in writing signed by both MCCC and Contractor.

1.05.

Resolving Disagreements over Scope of Work/Services: In resolving conflicts, errors, discrepancies and disputes concerning the scope of the work or services to be performed by Contractor or other rights or obligations of MCCC or Contractor, the document or provision thereof expressing the greater quantity, quality or scope of service or imposing the greater obligation upon Contractor and affording the greater right or remedy to MCCC, shall govern. In the event of conflict in substance or impact between the terms and conditions contained in this Agreement and any terms or conditions contained in any Attachment hereto, the terms and conditions contained in this Agreement shall control.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

1.06.	Special Definitions; Interpretation; Headings:

(a)	For purposes of this Agreement:

(1)	the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”;

(2)	the word “or” is not exclusive;

(3)	the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole;

(4)	words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and

(5)	words denoting any gender include all genders.

(b)	Unless the context otherwise requires, references in this Agreement:

(1)	to sections, exhibits, schedules, attachments and appendices mean the sections of, and exhibits, schedules, attachments, and appendices attached to, this Agreement;

(2)

to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and

(3)	to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

(c)

The parties intend this Agreement to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

(d)	The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

(e)

Any interpretation applied to this Agreement, by the parties hereto, by an arbitrator, court of law, or by any other third party, shall not be made against MCCC solely by virtue of MCCC or MCCC’s representatives having drafted any portion or all of this Agreement.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

1.07.	This Agreement shall include, and incorporate by reference, any provision, covenant or condition required or provided by law or by regulation of any state or federal regulatory or funding agency.

SECTION 2. DUTIES OF CONTRACTOR

2.01.	Contractor shall provide products and services as specified in Attachment A, attached hereto and incorporated into this Agreement.

2.02.

Contractor shall offer the services that are the subject of this Agreement to all other agencies and departments of the Consolidated City of Indianapolis & Marion County, including the Marion County Probation Department, on the same terms as they are offered to MCCC herein.

SECTION 3. TERM & RENEWAL

3.01.

Term. The initial term of this Agreement shall begin February 1, 2024 (“Effective Date”), regardless of the date this Agreement is fully executed by all required signatories, and shall terminate [***], unless terminated earlier in accordance with this Agreement (the “Initial Term”).

3.02.	Renewal.

(a)	This Agreement may be renewed by the parties only by written instrument, signed by both MCCC and Contractor, and attached hereto as an amendment.

(b)	The term of the renewal may be less but shall not be longer than the term of the original Agreement (each a “Renewal Term” and together with the Initial Term, the “Term”).

(c)	All other terms and conditions contained in this Agreement shall remain the same as set forth herein.

SECTION 4. COMPENSATION

4.01.	Pricing:

(a)

Contractor shall furnish all labor, materials and supplies in accordance with the conditions of this Agreement necessary to complete the work as defined in Attachment A at the rates set forth in Attachment B, attached hereto and incorporated herein; and

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

4.02.	Firm Pricing; Fee Changes:

(a)

Except as expressly provided in any Attachment, all compensation set forth in this Agreement, including License and Service Fees as defined in this Agreement, are firm and will not be increased, except as provided in this Section 4.02.

(b)	License fees will not be increased at any time.

(c)	Contractor may increase Service Fees as set forth hereunder during the Term, solely on an annual basis effective on each anniversary of the Effective Date, provided that Contractor:

(1)	gives MCCC at least 180 days’ prior written notice of any such Fee change; and

(2)

only increases Fees to reflect its actual cost increase and, in any case, does not increase Fees by a percentage that exceeds 3% of the percentage by which the then most-recently published CPI exceeds the CPI as of the Effective Date, or, if later, the immediately preceding change in such Fees, if any.

(3)	“CPI” or “Consumer Price Index” means the Bureau of Labor Statistics Consumer Price Index, Midwest Region.

(d)

No increase in Fees shall be effective unless made fully in compliance with the provisions in this Section 4.02. In the event of any increase in Fees, MCCC may elect to terminate this Agreement or any Attachment pursuant to Section 7.10.

4.03.

Invoices and Payment: Contractor shall submit a properly itemized invoice for services performed and expenses incurred under this Agreement and shall cooperate with and provide any other necessary information to MCCC. Unless expressly provided otherwise, MCCC shall pay all undisputed invoices within 30 days after MCCC’s receipt of a proper invoice.

4.04.

Payment Disputes. MCCC may withhold from payment any and all payments of fees that MCCC disputes in good faith, pending resolution of such dispute. Contractor shall not withhold any Services or fail to perform any obligation hereunder by reason of MCCC’s good faith withholding of any fees in accordance with this Section 4.04, Section 7.15, or any dispute arising therefrom.

SECTION 5. REPRESENTATIONS & WARRANTIES

5.01.	Mutual Representations and Warranties. Each party to this Agreement represents and warrants to the other party that:

(a)	it is duly organized, validly existing, and in good standing as a corporation or other entity under the laws of the jurisdiction of its incorporation or other organization;

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(b)	it has the full right, power, and authority to enter into, and to perform its obligations and grant the rights and licenses it grants or is required to grant under, this Agreement;

(c)

the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate or organizational action of such party; and

(d)	when executed and delivered by both parties, this Agreement will constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

SECTION 6. WARRANTY

6.01.

The products provided under this Agreement are warranted to the functional requirements contained in the applicable response to RFP, quote, bid, or other Attachment, for a period of thirty-six (36) months from the date of final acceptance of the product, at no additional cost to MCCC.

SECTION 7. GENERAL PROVISIONS

7.01.

Independent Contractor. The parties agree that Contractor is an independent contractor as that term is commonly used and is not an employee of the Consolidated City of Indianapolis and/or Marion County. As such, Contractor is solely responsible for all taxes and none shall be withheld from the sums paid to Contractor. Contractor acknowledges that it is not insured in any manner by MCCC for any loss of any kind whatsoever. Contractor has no authority, express or implied, to bind or obligate MCCC in any way, and nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties.

7.02.	Subcontracting.

(a)

Approval required. The parties agree that Contractor shall not subcontract, assign or delegate any portion of this Agreement or the services to be performed hereunder without prior written approval of MCCC. In the event that MCCC approves of any such subcontracting, assignment or delegation, Contractor shall remain solely responsible for managing, directing and paying the person or persons to whom such responsibilities or obligations are sublet, assigned or delegated. MCCC shall have no obligation whatsoever toward such persons. Contractor shall take sole responsibility for the quality and quantity of any services rendered by such persons. Any consent given in accordance with this provision shall not be construed to relieve Contractor of any responsibility for performing under this Agreement.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(b)

Minority, Women, Veteran, and Disability-Owned Business Enterprise Participation. To the extent Contractor uses subcontractors or other agents in the performance of services under this Agreement, Contractor shall either:

(1)

use, at a minimum, fifteen percent (15%) Minority Business Enterprises, eight percent (8%) Women Business Enterprises, three percent (3%) Veteran Business Enterprises, and one percent (1%) Disability-Owned Business Enterprises in the performance of services under this Agreement; or

(2)	demonstrate a good faith effort to achieve such percentages, in compliance with the policies and to the satisfaction of Indianapolis’s Department of Minority & Women Business Development.

Failure of Contractor to comply with either 7.02(b)(1) or (2) above shall constitute a material breach of this Agreement.

(c)

Prompt Pay Requirement. Contractor shall pay subcontractors and suppliers funds due from previous progress payments within fifteen (15) business days of receipt of payment from the MCCC. During the term of this Agreement and upon completion of this Agreement, the MCCC may request documentation to certify payments to subcontractors and suppliers and Contractor shall provide such documentation within fourteen (14) days of such request.

Violation of this Subsection Paragraph shall constitute a breach of this Agreement.

7.03.

Necessary Documentation. Contractor certifies that it will furnish MCCC, if requested, any and all documentation, certifications, authorizations, licenses, permits, or registrations required by the laws or rules and regulations of the City of Indianapolis, the County of Marion, other units of local government, the State of Indiana, or the United States. Contractor further certifies that it is now and will remain in good standing with such governmental agencies and that it is now and will maintain all such licenses, permits, registrations, authorizations, and certifications, as applicable, in force during the Term of this Agreement. Failure of Contractor to comply with this paragraph shall constitute a material breach of this Agreement.

7.04.	Confidentiality.

(a)

The obligations of this section shall survive the termination of this Agreement and shall be applicable to the fullest extent permissible under statutes governing access to public records. The failure to comply in all material respects with this section shall be considered a material breach of this Agreement. In connection with this Agreement, either party (the “Disclosing Party”) may disclose or make available Confidential Information to the other party (the “Receiving Party”). Subject to Section 7.04(b), “Confidential Information” means information in any form or medium (whether oral, written, electronic, or other) that the Disclosing Party considers confidential or proprietary, including information consisting or relating to the Disclosing Party’s technology, trade secrets, know-how, business operations, plans, strategies, customers, and pricing, and information with respect to which the Disclosing Party has contractual or other confidential obligations, in each case whether or not marked, designed, or otherwise identified as “confidential.”  Without limiting the foregoing, Work Product, all MCCC Data, and Personal Information are and will remain the Confidential Information of MCCC.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

For purposes of this Agreement, “Work Product” shall mean works of authorship fixed in any tangible medium of expression, documents, work product or materials delivered to MCCC or prepared by or on behalf of Contractor or its officers, employees, agents or subcontractors, either solely or jointly with MCCC or any third party, in the course of performance under this Agreement, including, but not limited to, computer programs, electronic art, computer generated art, notes, specifications, drawings, flow charts, memoranda, correspondence, records, notebooks, documentation, reports and charts, regardless of the medium in which they are fixed, and all copies thereof.

(b)	Exclusions. Subject to Section 7.04(c), Confidential Information does not include information that Contractor can demonstrate by written or other documentary records:

(1)	was rightfully known to Contractor without restriction on use or disclosure prior to such information’s being disclosed or made available to Contractor in connection with this Agreement;

(2)	was or becomes generally known by the public other than by Contractor’s or any of its representatives’ noncompliance with this Agreement;

(3)	was or is received by Contractor on a non-confidential basis from a third party that was not or is not, at the time of such receipt, under any obligation to maintain its confidentiality; or

(4)	was or is independently developed by Contractor without reference to or use of any Confidential Information.

(c)	MCCC Data Exception.

(1)

Notwithstanding the provisions of Section 7.04(b), or any other provisions of this Agreement, none of the exclusions set forth in Section 7.04(b) apply to any MCCC Data, whether provided by or on behalf of MCCC to Contractor or through the services for processing generated or derived from such processing and regardless of whether such MCCC Data may be publicly available or otherwise qualify for exclusion under any of the other provisions of Section 7.04(b).

(2)

The preceding sentence does not prohibit or limit Contractor from any use or disclosure of any information that may be the same as any MCCC Data but which Contractor can demonstrate by documentary evidence was:

(i)	obtained by Contractor without access to, reference to, or use of any MCCC Data; and

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(ii)	at all times maintained separately from and not in any way combined, commingled, compared, benchmarked, or in any way associated with MCCC Data.

(d)	Confidentiality and Use. As a condition to being provided with any disclosure of or access to Confidential Information, the Receiving Party shall:

(1)	not access or use, or permit the access or use of, Confidential Information other than as necessary to exercise its rights or perform its obligations under and in accordance with this Agreement;

(2)	not use or permit the use of any of the Disclosing Party’s Confidential Information, directly or indirectly in any manner to the detriment of the Disclosing Party;

(3)	except as may be permitted by and subject to its compliance with Section 7.04(f), not disclose or permit access to Confidential Information other than to its representatives who:

(i)	need to know such Confidential Information for purposes of the Receiving Party’s exercise of its rights or performance of its obligations under and in accordance with this Agreement;

(ii)	have been informed of the confidential nature of the Confidential Information and the Receiving Party’s obligations under this Section 7.04(d); and

(iii)	are bound by written confidentiality and restricted use obligations at least as protective of the Confidential Information as the terms set forth in this Section 7.04(d);

(4)

safeguard the Confidential Information from unauthorized use, access, or disclosure using at least the degree of care it uses to protect its similarly sensitive information and in no event less than a reasonable degree of care;

(5)	ensure its representatives’ compliance with, and be responsible and liable for any of its representatives’ noncompliance with, the terms of this Section 7.04; and

(6)

notify the Disclosing Party in writing immediately of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information and cooperate with the Disclosing Party to protect the confidentiality and ownership of all intellectual property rights, privacy rights, and other rights therein.

(e)	Security of Payment Card Data. If Contractor will be processing payment information, Contractor shall comply with the Payment Card Industry Data Security Standard.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(f)	Compelled Disclosures.

(1)	If the Receiving Party or any of its representatives is compelled by applicable law to disclose any Confidential Information then, to the extent permitted by applicable law, the Receiving Party shall:

(i)

promptly, and prior to such disclosure, notify the Disclosing Party in writing of such requirement so that the Disclosing Party can seek a protective order or other remedy, or waive its rights under Section 7.04(d); and

(ii)	provide reasonable assistance to the Disclosing Party in opposing such disclosure or seeking a protective order or other limitations on disclosure.

(2)

If the Disclosing Party waives compliance or, after providing the notice and assistance required under this Section 7.04(f), the Receiving Party remains required by law to disclose any Confidential Information, the Receiving Party shall disclose only that portion of the Confidential Information that, on the advice of the Receiving Party’s outside legal counsel, the Receiving Party is legally required to disclose and, upon the Disclosing Party’s request, shall use commercially reasonable efforts to obtain assurances from the applicable court or other presiding authority that such Confidential Information will be afforded confidential treatment. No such compelled disclosure by the Receiving Party will otherwise affect the Receiving Party’s obligations hereunder with respect to the Confidential Information so disclosed.

(g)

Public Notice of Agreement. Contractor acknowledges that MCCC will not treat this Agreement as confidential information and will post this Agreement on the City of Indianapolis website as required by Section 141-105 of the Revised Code of the Consolidated City of Indianapolis and Marion County. Use by the public of any document or the information contained therein shall not be considered an act of MCCC.

7.05.	Personal Information.

(a)	Definition and Permitted Use.

(1)

For purposes of this Agreement, “Personal Information” means any information that any Contractor Personnel collects, receives, or obtains, from or on behalf of MCCC that does or can identify a specific individual or by or from which a specific individual may be identified, contacted, or located, such as the individual’s name, address, social security number, driver’s license number, state identification number, credit card number, financial account number or debit card number etc., and any other information relating to an identified or identifiable individual.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(2)

Personal Information includes such information of or pertaining to MCCC’s personnel, directors, officers, agents, suppliers, contractors, or customers and all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act, “protected health information” as defined under the Health and Insurance Portability and Accountability Act, and “personal data” as defined in the EU General Data Protection Regulation, and all rules and regulations issued under any of the foregoing.

(3)

Contractor shall not cause or permit any Personal Information to be processed in any manner or for any purpose other than providing the software and the services, as applicable, in compliance with the obligations and restrictions set forth in this Agreement and all applicable laws.

(4)

For purposes of this Agreement, “Contractor Personnel” means all employees and agents of Contractor, and all subcontractors and all employees and agents of any subcontractor, involved in the performances of services under this Agreement.

(b)	Ownership and Treatment of Personal Information.

(1)	As between MCCC and Contractor, MCCC is and shall remain the sole and exclusive owner of all right, title, and interest in and to Personal Information.

(2)

Without limiting any other representation, warranty, or obligation of Contractor under this Agreement, Contactor represents, warrants, and covenants, and shall obtain the binding written representations, warranties, and covenants of all Contractor Personnel involved in any aspect of the software or the services that:

(i)

during the Term and thereafter in perpetuity, it will not process or otherwise undertake or refrain from any act with respect to any Personal Information in any manner, including any actual or attempted processing thereof, except for the sole purpose of performing the services and in compliance with:

(A)	the express terms and conditions of this Agreement or as MCCC may hereafter expressly direct in advance in writing;

(B)	MCCC’s then current privacy and security policies; and

(C)	all applicable laws (including all then current and applicable laws relating to spamming, privacy, and consumer and data protection);

(ii)

except as MCCC may submit to Contractor Personnel for purposes of MCCC’s use of the software, or as MCCC may hereafter expressly direct in advance in writing, it will not under or in connection with this Agreement or any transaction or arrangement hereunder collect any Personal Information from or in connection with MCCC’s use of the software, or through any access it may have to MCCC’s systems, including through any applicable cookies, applets, beacons, or other data mining methods or technologies; and

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(iii)

it shall promptly notify MCCC in writing when it becomes aware of any unauthorized access, use, or other act respecting Personal Information or if it becomes the subject of any government, regulatory, or other investigation or proceeding relating to its privacy, data security, or handling practices.

7.06.	Intellectual Property Ownership.

(a)

Contractor IP. MCCC acknowledges that, as between MCCC and Contractor, Contractor owns all right, title, and interest, including all intellectual property rights, in and to the services and documentation provided to MCCC or any authorized user (“Contractor IP”).

(b)

Work Product. Contractor acknowledges that, as between Contractor and MCCC, MCCC owns all right, title, and interest, including all intellectual property rights, in and to any Work Product. At MCCC’s request, Contractor will execute all documents reasonably required to confirm or perfect ownership of Work Product and any corresponding intellectual property rights in and to MCCC.

(c)	MCCC Data.

(1)

“MCCC Data” is defined as all data, information or other content, in any form or medium, submitted, posted, provided or otherwise transmitted to Contractor by MCCC or by a third party to Contractor in connection with Contractor’s performance of this Agreement. All derivative works of, based on, derived from or otherwise using any MCCC Data are themselves considered to be MCCC Data.

(2)	Contractor acknowledges that, as between Contractor and MCCC, MCCC owns all right, title, and interest, including all intellectual property rights, in and to the MCCC Data.

(3)

MCCC hereby grants to Contractor a non-exclusive, royalty free, worldwide license to reproduce, distribute, use and display the MCCC Data solely to the extent necessary for Contractor to provide the services to MCCC during the Term of this Agreement.

(4)

At MCCC’s request, Contractor will execute all documents reasonably required to confirm or perfect ownership in MCCC Data and any corresponding intellectual property rights in and to such MCCC Data in MCCC.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

7.07.	MCCC Data Use.

(a)	General Use Terms:

(1)

Without the prior written consent of MCCC, Contractor shall not use, process, copy, modify, prepare derivative works, exploit, rent, lease, sell, distribute, publish, or otherwise make available MCCC Data, or any parts of them, other than as required by the performance of this Agreement.

(2)

During the performance of this Agreement, Contractor shall maintain appropriate administrative, physical and technical safeguards to ensure the confidentiality, security, integrity, availability and resilience of MCCC Data and any systems that process MCCC Data, and shall be responsible for any loss, damage, destruction, or attack of MCCC Data. Any loss, damage, destruction, or attack shall be restored at Contractor’s expense.

(3)	MCCC shall have free and unlimited access to the MCCC Data at all times and, upon demand, shall have the right to claim and take possession of MCCC Data and all copies thereof.

(4)

If any MCCC Data is found to be owned by an individual or entity other than MCCC, MCCC shall have a full, worldwide, perpetual, royalty-free and paid-up license to such MCCC Data for any and all purposes.

(5)	If Contractor is storing MCCC Data as part of the services, MCCC Data shall be stored (at rest and in transit) within the United States at all times.

(b)	Use Upon Termination.

(1)

Within thirty (30) days upon the expiration of this Agreement, or if this Agreement is terminated by either party, within thirty (30) days upon the termination, Contractor shall return all MCCC Data to MCCC in a commonly used format (not proprietary to Contractor) at no cost to MCCC.

(2)

Contractor shall destroy all MCCC Data within thirty (30) days after returning MCCC Data to MCCC. Contractor shall produce a certification of destruction of MCCC Data and MCCC has the right to perform an audit to verify the destruction of MCCC Data.

(c)

To the extent that MCCC Data constitutes Criminal Justice Information (CJI), if applicable, as the same is defined in the then-current Criminal Justice Information Services (CJIS) Security Policy and any successor policy issued by the U.S. Department of Justice (collectively, the “CJIS Policy”), Contractor represents and warrants that such CJI will be processed, stored, managed, transmitted, disposed and otherwise handled in accordance with the CJIS Policy and any higher standards imposed by this Agreement.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

7.08.

Records; Audit. Contractor shall maintain books, records, documents and other evidence directly pertinent to performance of its obligations under this Agreement. Contractor shall make such materials available at its offices at all reasonable times during the Term of this Agreement and for three (3) years thereafter (or from the date of final payment under this Agreement, if later) for inspection by MCCC or any other authorized representative of the City of Indianapolis, Marion County, Indiana. Copies thereof, if requested, shall be furnished at no cost to MCCC.

7.09.	Insurance.

(a)

Contractor shall, as a condition precedent to this Agreement, purchase and thereafter maintain such insurance as will protect it and MCCC from the claims set forth below which may arise out of or result from Contractor’s operations under this Agreement, whether such operations be by Contractor, its subcontractors, or by anyone directly or indirectly employed by any of them, or by anyone directly for whose acts any of them may be liable:

(1)	Claims under Worker’s Compensation and Occupational Disease Acts, and any other employee benefits acts applicable to the performance of the work;

(2)	Claims for damages because of bodily injury and personal injury, including death, and;

(3)	Claims for damages to property.

(b)	Contractor’s insurance shall be not less than the amounts shown below:

Type of Insurance	Coverage Limit
Commercial General Liability (Occurrence Basis), Bodily Injury, Personal Injury, Property Damage, Contractual Liability, Product/Completed Operations	Each Occurrence Limit	$1,000,000
	Damage to Rented Premises	$100,000 (each occurrence)
	Medical Expense Limit	$5,000
	Personal & Advertising Injury Limit	$500,000
	General Aggregate Limit* (other than Product/Completed Operations)	$2,000,000
	Products/Completed Operations	$1,000,000
Auto Liability	Combined Single Limit (owned, hired, & non-owned) (each accident)	$1,000,000
	Bodily Injury & Property Damage (each accident)	$1,000,000
Excess/Umbrella Liability	Each Occurrence	$1,000,000
	Aggregate	$1,000,000
Worker’s Compensation	STATUTORY
Employer’s Liability	Bodily Injury Accident	$100,000 each accident
	Bodily Injury by Disease	$100,000 each employee
	Bodily Injury by Disease	$500,000 policy limit
Professional Liability, Cyber Liability, Technology Errors & Omissions	Professional Liability Limit	$5,000,000
	Aggregate	$5,000,000

(*GENERAL AGGREGATE LIMIT TO APPLY PER PROJECT.)

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(c)

Certificates of Insurance, naming MCCC as an “additional insured” (for Commercial General Liability (et.al), Auto Liability, & Excess/Umbrella Liability rows in the table above) showing such coverage then in force (but not less than the amount shown above) shall be filed with MCCC prior to commencement of any work. These certificates shall contain a provision that the policies and the coverage afforded will not be canceled until at least thirty (30) days after written notice has been given to MCCC.

(d)

With the prior approval of MCCC, Contractor may substitute different types of coverage for those specified as long as the total amount of required protection is not reduced. Contractor shall be responsible for all deductibles.

(e)	Nothing in the above provisions shall operate as or be construed as limiting the amount of liability of Contractor to the above enumerated amounts.

(f)	Professional Liability Insurance.

(1)

The Professional Liability/Technology Errors & Omissions policy in Section 7.09(b)(6), above, must cover privacy and network security liability (including economic loss, cost to hire outside IT forensic team, breach counsel, notifications, fees or related expenses related with federal and state breach statutes and regulations, and other related fees), catastrophic failure of the software due to its engineering, design, fitness for intended purpose, or lack of proper programming or implementation as a result of producer error.

(2)	This Professional Liability policy must also cover any instance where the software’s security design allowed for a cyber-attack, infiltration or ransom of MCCC data.

In the event, the Professional Liability policy excludes coverage for cyber-attacks, ransomware or infiltration, Contractor shall be required to purchase an additional Data Breach/Cyber Liability Policy in the amount of $5,000,000.00 that covers privacy and network security liability (including economic loss, cost to hire outside IT forensic team, breach counsel, notifications, fees or related expenses related with federal and state breach statutes and regulations).

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

7.10.	Termination.

(a)	Termination for Cause.

(1)

If Contractor becomes insolvent, or if it refuses or fails to perform the work and services provided by this Agreement, or if it refuses to perform disputed work or services as directed pending resolution of such dispute, or if it fails to make payments to subcontractors employed by it, or if it otherwise violates or fails to perform any term, covenant or provision of this Agreement, then MCCC may, without prejudice to any other right or remedy, terminate this Agreement in whole or in part, in writing, provided that Contractor shall be given:

(i)	not less than ten (10) calendar days written notice of MCCC’s intent to terminate; and

(ii)	an opportunity for consultation with MCCC prior to termination.

(2)

In determining the amount of final payment to be made to Contractor upon such termination for default, if any, no amount shall be allowed for anticipated profit on unperformed services or other work; furthermore, an adjustment shall be made to the extent of any additional costs incurred or reasonably foreseen by MCCC to be incurred by reason of Contractor’s default.

(b)	Termination for Convenience.

(1)	This Agreement may be terminated in whole or in part in writing by MCCC for MCCC’s convenience; provided that Contractor is given:

(i)	not less than ten (10) calendar days written notice of intent to terminate; and

(ii)	an opportunity for consultation with MCCC prior to termination.

(2)	If MCCC terminates for convenience, Contractor’s compensation shall be equitably adjusted.

(c)	Termination for Failure of Funding.

(1)

Notwithstanding any other provision of this Agreement, if funds for the continued fulfillment of this Agreement by MCCC are at any time insufficient or not forthcoming through failure of any entity to appropriate funds or otherwise, then MCCC shall have the right to terminate this Agreement without penalty by giving written notice documenting the lack of funding, in which instance this Agreement shall terminate and become null and void on the last day of the fiscal period for which appropriations were received.

(2)

MCCC agrees that it will make its best efforts to obtain sufficient funds, including but not limited to, requesting in its budget for each fiscal period during the Term hereof sufficient funds to meet its obligations hereunder in full.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(d)	Effect of Termination.

(1)	Upon receipt of notice of termination for default or for MCCC’s convenience, Contractor shall:

(i)	promptly discontinue all services affected, unless the termination notice directs otherwise, and

(ii)

deliver or otherwise make available to MCCC all Work Product and such other information, materials or documents as may have been accumulated by Contractor in performing this Agreement, whether completed or in process.

(2)

If, after termination for Contractor’s default, it is determined that Contractor was not in default, the termination shall be deemed to have been made for the convenience of MCCC. In such event, adjustment of the price provided for in this Agreement shall be made as provided in Section 7.10(b) and the recovery of such price adjustment shall be Contractor’s sole remedy and recovery.

7.11.	Indemnification.

(a)

Contractor agrees to indemnify, defend, and hold harmless the City of Indianapolis, Marion County and their respective officers, agents, officials and employees for any and all third party claims, actions, causes of action, judgments, liens, interest, awards, penalties, fines, costs, expenses losses, damages, liabilities, or deficiencies of whatever kind (collectively, “Losses”) arising out of or resulting from any negligent or more culpable act or omission (including without limitation any bodily injury, death of any person or damage to real or tangible, personal property) in connection with the performance of any services or other activity required of, or performed by or on behalf of, or any breach of any provision of this Agreement by, Contractor or any of its officers, agents, employees or subcontractors, regardless of whether or not is caused in part by the negligence of a party indemnified hereunder.

(1)

Such indemnification shall also include any loss or liability that arises from any information security incident or data breach involving Personal Information collection, receipt, transmission, storage, disposal, use and disclosure by Service Provider or its Subcontractors on behalf of the MCCC (including notices, regulatory fines, forensic investigation, loss of MCCC Data and litigation costs).

(2)

Such indemnity shall include attorney’s fees and all costs and other expenses arising therefrom or incurred in connection therewith (including the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers) and shall not be limited by reason of the enumeration of any insurance coverage required herein.

(b)

MCCC shall not provide any such indemnification to Contractor, provided, however, that Contractor shall be relieved of its indemnification obligation to the extent any Loss is attributable to the willful or negligent acts or omissions of MCCC.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

7.12.

Further Assurances. On a party’s reasonable request, the other party shall, at the requesting party’s sole cost and expense, execute, and deliver all such documents and instruments, and take all such further actions, necessary to give full effect to this Agreement.

7.13.

Public Announcements. Except as provided in Section 7.04(g), neither party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or otherwise use the other party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, affiliation or sponsorship, in each case, without the prior written consent of the other party.

7.14.	Notice.

(a)

All notices, requests, consents, claims, demands, waivers and other communications under this Agreement have binding legal effect only if in writing and addressed to a party as follows (or to such other address or such other person that such party may designate from time to time in accordance with this Section.

To Contractor:	To MCCC:
Track Group c/o Brian Barton 16 N. Delaware Street Indianapolis, IN 46204 E: brian.barton@trackgrp.com	Marion County Community Corrections 40 S. Alabama Street Indianapolis, IN 46204

(b)	Notices sent in accordance with this Section will be deemed effectively given:

(1)	when received, if delivered by hand, with signed confirmation of receipt;

(2)	when received, if sent by a nationally recognized overnight courier, signature required;

(3)	when sent, if by email (with confirmation of transmission), if sent during the addressee’s normal business hours, and on the next business day, if sent after the addressee’s normal business hours; and

(4)	on the second day after the date mailed by certified or registered mail, return receipt requested, postage prepaid.

7.15.

Disputes. Contractor shall carry on all work required under this Agreement and maintain the schedule for services during all disputes or disagreements with MCCC. No work shall be delayed or postponed pending resolution of any disputes or disagreements except as Contractor and MCCC may otherwise agree in writing. Should Contractor fail to continue to perform its responsibilities in regard to all non-disputed work without delay, any additional costs incurred by MCCC or Contractor as a result of such failure to proceed shall be borne by Contractor, and Contractor shall make no claim against MCCC for such costs. MCCC may withhold payments on disputed items pending resolution of the dispute.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

7.16.

Non-discrimination. Contractor and its officers, agents, employees, and subcontractors shall not discriminate against any employee or applicant for employment to be employed in the performance of this Agreement, with respect to her or his hire, tenure, terms, conditions, or privileges of employment, or any matter directly or indirectly related to employment, because of her or his race, sex, sexual orientation, gender identity, religion, color, national origin, ancestry, age, disability, or United States military service veteran status.

Breach of this section shall be regarded as a material breach of this Agreement.

7.17.

Conflict of Interest. Contractor certifies and warrants to MCCC that neither it nor any of its officers, agents, employees, or subcontractors who will participate in the performance of any services required by this Agreement has or will have any conflict of interest, direct or indirect, with MCCC.

7.18.

Non-contingent Fees. Contractor warrants that no person or selling agency has been employed or retained to solicit or secure this Agreement upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee, excepting bona fide employees. For breach or violation of this warranty MCCC shall have the right to annul this Agreement without liability or in its discretion to deduct from the Agreement price or consideration, or otherwise recover, the full amount of such commission, percentage, brokerage, or contingent fee.

7.19.

Force Majeure. In the event that either party is unable to perform any of its obligations under this Agreement – or to enjoy any of its benefits – because of fire, explosion, power blackout, natural disaster, strike, embargo, labor disputes, war, terrorism, acts of God, acts or decrees of governmental bodies or other causes beyond such party’s reasonable control (hereinafter referred to as “Force Majeure Event”), the party who has been so affected shall immediately give notice to the other and shall take commercially reasonable actions to resume performance. Upon receipt of such notice, all obligations under this Agreement shall immediately be suspended except for payment obligations with respect to service already provided. If the period of nonperformance exceeds three (3) days from the receipt of the Force Majeure Event, the party whose ability to perform has not been so affected may, by giving written notice, terminate this Agreement without any liability.

7.20.

No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective permitted successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

7.21.	Applicable Laws; Forum.

(a)

Contractor agrees to comply with all applicable federal, state and local laws, rules, regulations or ordinances, and all provisions required thereby to be included in this Agreement are hereby incorporated by reference. This includes, but is not limited to, the Federal Civil Rights Act of 1964 and, if applicable, the Drug-Free Workplace Act of 1988. The enactment of any state or federal statute or the promulgation of regulations thereunder after execution of this Agreement shall be reviewed by MCCC and Contractor to determine whether the terms and conditions contained in this Agreement require formal modification.

(b)

This Agreement shall be construed in accordance with the internal laws of the State of Indiana, without regard to any conflict of law rules, and by all applicable Municipal Ordinance or Codes of the Consolidated City of Indianapolis, County of Marion. Any legal suit, action or proceeding arising out of or related to this Agreement, if any, shall be brought exclusively in the federal courts of the United States or the courts of the State of Indiana, in each case located in the City of Indianapolis and County of Marion, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party’s address set forth herein will be effective service of process for any suit, Action, or other proceeding brought in any such court.

7.22.	Amendment and Modification, Waiver.

(a)	No amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each party.

(b)

No waiver by MCCC of any of the provisions hereof is effective unless explicitly set forth in writing and signed by MCCC. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.23.	Severability.

(a)

If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the provision shall be stricken, and all other provisions of this Agreement which can operate independently of such stricken provisions shall continue in full force and effect.

(b)

Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

7.24.	Equitable Relief.

(a)

Each Party acknowledges and agrees that a breach or threatened breach by such party of any of its obligations under Section 7.04, Section 7.05, Section 7.06, or Section 7.07 of this Agreement would cause the other Party irreparable harm for which monetary damages would not be an adequate remedy and agrees that, in the event of such breach or threatened breach, the other Party will be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from any court, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies are not exclusive and are in addition to all other remedies that may be available at law, in equity or otherwise.

7.25.

Attorneys’ Fees. Contractor shall be liable to MCCC for reasonable attorneys’ fees incurred by MCCC in connection with the collection or attempt to collect, any damages arising from the negligent or wrongful act or omission of Contractor, or from Contractor’s failure to fulfill any provisions or responsibility provided herein.

7.26.	Proprietary Rights Infringement.

(a)

Contractor shall indemnify, defend and hold harmless MCCC and the Consolidated City of Indianapolis and Marion County against any and all liability, suits, claims, losses, damages and judgments, and shall pay all costs (including reasonable attorney’s fees) and damages to the extent that such liability, cost or damages arise from a claim that any services, equipment, or software actually or allegedly developed or owned by Contractor, or that Contractor licenses or sells directly to MCCC (“Product”) infringes any third party’s patent, copyright, trademark, service mark or other intellectual property rights.

(b)

Contractor must seek MCCC’s approval prior to settling any such action or any part thereof brought against MCCC arising from a claim that such infringement has occurred, and such consent from MCCC shall not be unreasonably withheld.

(c)	Should any Product become, or in Contractor’s reasonable opinion be likely to become the subject of any claim of infringement, Contractor at its expense:

(1)	may procure for MCCC, at no expense to MCCC, the right to use the Product or the affected part thereof; or

(2)

to the extent such procurement under Section 7.26(c)(1) is not commercially reasonably available to Contractor; replace the Product or affected part with a modified or substituted Product or part that does not violate any third party’s rights and that is qualitatively and functionally at least the equivalent of the affected Product part.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(d)	If neither Section 7.26(c)(1) and (2) is commercially reasonably available to Contractor, and Contractor has so advised MCCC:

(1)	MCCC may surrender the Product and receive a refund of the aggregate payments made by MCCC for such Product, including installation costs and expenses; and

(2)	Contractor shall pay MCCC’s additional costs in obtaining a suitable replacement product.

(e)

Contractor represents and warrants that the services equipment or software that Contractor licenses or sells directly to MCCC in the course of performance of this Agreement shall not infringe any third party’s patent, copyright, trademark, service mark or other intellectual property rights.

7.27.	Taxes. MCCC is a local governmental entity and, as such, is exempt from local, state and federal taxes and will not be responsible for any taxes levied on Contractor as a result of this Agreement.

7.28.

Successors and Assigns. MCCC and Contractor each binds itself and its partners, successors, executors, administrators and assigns to the other party of this Agreement and to the partners, successors, executors, administrators and assigns of such other party, in respect to all covenants of this Agreement; except as otherwise provided herein, Contractor shall not assign, sublet or transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance under this Agreement in each case whether voluntarily, involuntarily, by operation of law or otherwise, without MCCC’s prior written consent, which consent shall not unreasonably be withheld or delayed; except that Contractor shall have the right, without MCCC’s consent, to assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement to any of its affiliates. Nothing herein shall be construed as creating any personal liability on the part of any officer or agent of MCCC.

7.29.	Debarment and Suspension.

(a)

Contractor certifies, by entering into this Agreement, that neither it nor its Principals are presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from or ineligible for participation in any Federal assistance program by any Federal department or agency, or by any department, agency or political subdivision of the State of Indiana. The term “Principal” for purposes of this Agreement means an officer, director, owner, partner, key employee, or other person with primary management or supervisory responsibilities, or a person who has a critical influence on or substantive control over the operations of Contractor.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(b)

Contractor shall provide immediate written notice to MCCC if, at any time after entering into this Agreement, Contractor learns that its certification was erroneous when submitted, or Contractor is debarred, suspended, proposed for debarment, declared ineligible, voluntarily excluded from or becomes ineligible for participation in any Federal assistance program. Any such event shall be cause for termination of this Agreement as provided herein.

(c)

Contractor shall not subcontract with any Party which is debarred or suspended or is otherwise excluded from or ineligible for participation in any Federal assistance programs by any Federal department or agency, or by any department, agency or political subdivision of the State of Indiana.

7.30.

Compliance With E-Verify Program. By executing this Agreement, Contractor affirms under the penalties of perjury that Contractor does not knowingly employ an unauthorized alien. Contractor further agrees that:

(a)

Contractor shall enroll in and verify the work eligibility status of all its newly hired employees through the E-Verify program as defined in Ind. Code 22-5-1.7-3. Contractor is not required to participate should the E-Verify program cease to exist. Additionally, Contractor is not required to participate if Contractor is self-employed and does not employ any employees.

(b)

Contractor shall not knowingly employ or contract with an unauthorized alien. Contractor shall not retain an employee or contract with a person that Contractor subsequently learns is an unauthorized alien.

(c)

Contractor shall require its subcontractors, who perform work under this Contract, to certify to Contractor that the subcontractor does not knowingly employ or contract with an unauthorized alien and that the subcontractor has enrolled and is participating in the E-Verify program. Contractor agrees to maintain this certification throughout the duration of the term of a contract with a subcontractor.

7.31.

Method of Payment. Contractor must be willing to accept invoice payments via City/County check, City/County purchasing card (Master Card) or Automated Clearing House (ACH) at MCCC’s sole option and discretion. MCCC will not be responsible for any card fees or other bank charges incurred by Contractor.

7.32.

Anti-Nepotism. For purposes of compliance with Ind. Code 36-1-21, Contractor certifies and warrants to MCCC that Contractor, or a person who wholly or partially owns Contractor, is not a relative, as that term is defined by Ind. Code 36-1-21-3, of either the Mayor of Indianapolis, Indiana, or a member of the City-County Council of Indianapolis and Marion County, Indiana.

7.33.

Counterparts and Electronic Signature. This Agreement may be executed in any number of counterparts, each of which when executed and delivered (email sufficient) shall constitute a duplicate original, but all counterparts together shall constitute a single agreement. A signature may be delivered by facsimile transmission or by email of a “.pdf” format data file. Such signature shall create a valid and binding obligation on the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

7.34.

Employment and Post-Employment Restrictions. Contractor, providing supplies, real property, or services under this Agreement, certifies to MCCC that no employee, contract employee, or sub-contractor of Contractor:

(a)

participated in any way in the solicitation, negotiation, or awarding of this Agreement while previously employed by an agency of the City of Indianapolis or Marion County for a period of one (1) year prior to the execution of this Agreement;

(b)

shall perform any function on behalf of Contractor under any agreement with respect to MCCC for a period of one (1) year after such person ceases supervising the administration or performance of this Agreement on behalf of an agency of the City of Indianapolis or Marion County, unless the employee or subcontractor’s former City/County agency has consented to the employee or subcontractor’s performance for Contractor in writing;

(c)

has violated any provision of Chapter 293 of the Revised Code of the Consolidated City of Indianapolis and Marion County, regarding the solicitation, negotiation, awarding, or performance of this Agreement;

(d)	is currently an official or deputy mayor of, or has appointing authority to, any agency of the City of Indianapolis or Marion County; and

(e)

was previously employed by the City of Indianapolis or Marion County within one (1) year of this Agreement and currently has the performance of lobbying activity (as that term is defined in Section 909-101 of this Code) related to an agency or an official as a responsibility of his or her employment or contractual relationship with Contractor.

Violation of this certification shall constitute a material breach of this Agreement and upon such a violation, MCCC may terminate this Agreement. In addition, upon a violation of this certification, MCCC shall report such violation to the Office of Corporation Counsel who may, at its discretion, debar Contractor from eligibility for future city and/or county purchasing, bids, contracts, and/or projects.

7.35.

Wage Theft/Payroll Fraud. Contractor shall report, and shall require its subcontractors to report, all complaints or adverse determinations of wage theft or payroll fraud against Contractor or its subcontractors to the City of Indianapolis’s Office of Finance and Management within thirty (30) days of notification of the complaint or adverse determination. If an adverse decision is rendered against Contractor with respect to services provided to MCCC, MCCC may terminate this Agreement, reduce the incentives or subsidies to be provided under this Agreement, or seek other remedies. By executing this Agreement, Contractor affirms under the penalties of perjury that Contractor has not had any adverse determinations rendered against Contractor within the preceding three (3) years.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

7.36.

Survival. The provisions set forth in the following sections, as well as any other right or obligation of either party in this Agreement that, by its nature, should survive termination or expiration of this Agreement, will survive any expiration or termination of this Agreement: Section 7.04 (Confidentiality), Section 7.05 (Personal Information), Section 7.06 (Intellectual Property Ownership), Section 7.10(d) (Effect of Termination), Section 7.11 (Indemnification), Section 7.26 (Proprietary Rights Infringement), and this Section 7.36 (Survival).

7.37.

Additional information upon request. Contractor shall, upon request of the MCCC, make available its policies, practices and standards for the hiring of applicants, except as prohibited under Ind. Code 22-2-17-3, to the extent such information is related to the provision of services under this Agreement.

[SIGNATURE PAGE TO FOLLOW ATTACHMENTS]

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

ATTACHMENT A:

SCOPE OF SERVICES

In accordance with the terms and conditions of the Agreement above by and between MCCC and Contractor, Contractor shall do, perform, and carry out in a good and professional manner the following services:

SECTION 1:

MONITORING EQUIPMENT

1.01.	GENERAL TERMS.

(a)

Contractor shall provide and maintain equipment necessary for the provision of the services described herein. All Contractor equipment provided under this Agreement shall remain the sole and exclusive property of Contractor. Any Contractor's equipment in MCCC's possession, custody or control shall be used in accordance with the instructions of Contractor.

(b)	Contractor shall provide MCCC with:

(1)	client monitoring equipment;
(2)	an appropriate number of employees to install, troubleshoot, and clean equipment and manage the inventory;
(3)	training services; and
(4)	any and all necessary reports.

(c)

Contractor shall secure local facilities to perform the services described herein. Prior to the beginning of this Agreement, Contractor shall provide to MCCC a list of its local facilities and all pertinent contact information. At MCCC's discretion and if available, Contractor or an approved Subcontractor may use space in the MCCC's office to carry out any or all of the required services under this Agreement. The Contractor shall provide his/her own telephones, internet services, copiers, printers and any other amenities needed to run their program in this space. Either party may modify or end this arrangement with 45 days advance written notice.

(d)

The Contractor shall operate its client tracking software twenty-four (24) hours per day, seven (7) days per week. Modified hours of operation may be arranged, at the discretion of the MCCC, for MCCC holidays. MCCC will provide Contractor with two weeks advanced notice of any modification of the hours of operation.

(e)

Contractor shall provide the MCCC with enough electronic monitoring equipment for the MCCC to successfully operate its program. Equipment will be stored and maintained at the Contractor office. The program participant will incur charges in daily increments from the time of equipment installation until the time of the equipment's removal.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(f)	MCCC will notify the Contractor's office of the need to perform all equipment installations and removals in order to maintain a correct billing record.

(g)

Contractor shall be solely responsible for the cost of all lost, damaged, or stolen equipment. However, Contractor agrees to reasonably assist in the retrieval process of deployed and/or outstanding equipment. Contractor shall notify MCCC within twenty-four (24) hours of identifying equipment that is missing or outstanding.

(h)

MCCC will use all of the proper paperwork and transmittals that are required in order to properly and efficiently monitor a client. This includes, but is not limited to, providing complete client information forms to the Contractor office when requesting that a client be installed on electronic monitoring.

(i)	MCCC will provide Contractor with the permanent schedule to be in effect for the client while monitored by Contractor.

(j)	MCCC will follow up on alert notifications sent by Contractor's National Monitoring Center according to protocol established with the local courts. MCCC will act as the enforcement arm of the program.

(k)	Contractor will agree to provide any data or reports necessary to assist with the enforcement of violations.

(l)	Contractor shall not include MCCC's name in listings of Contractor's customers, without the express written permission of MCCC.

(m)	Contractor shall provide a web-based system that has the ability to provide data into MCCC's case management system.

1.02.	BASIC SERVICES.

(a)	Installation Services:

(1)	Contractor shall provide GPS and Alcohol Monitoring equipment that will be used by MCCC for clients ordered into Marion County Community Corrections program by the courts.

(2)	Contractor's personnel will install and issue the appropriate equipment to individuals as directed by MCCC and the courts.

(3)	Equipment installations and removal services will be conducted by Contractor at an agreed upon downtown location during the hours of 8:00AM to 10:00PM, seven (7) days a week.

(A)

Equipment maintenance will be conducted by Contractor at an agreed upon downtown location during the hours of 8:00AM to 10:00PM, Monday through Friday, and 08:00AM to 12:00PM (noon) on Saturday and Sunday.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(4)

Equipment Hook-up: MCCC will receive all new clients from the courts, the Department of Correction, Parole, other counties and jurisdictions. MCCC will notify Contractor via designated agreed upon method (email, phone call) as to new cases. Clients will then be instructed to report to Contractor's designated location and will then be placed on Contractor's monitoring equipment. Upon receiving notification from MCCC that a new client has been instructed to report to Contractor, and physically retrieving the client from MCCC, Contractor has sixty (60) minutes to complete the hook-up process and to initiate the monitoring process. Contractor shall notify MCCC immediately if a new client does not arrive at Contractor's location in a timely manner.

(b)	Training Services:

(1)

Contractor shall provide the necessary training to MCCC personnel prior to provision of the equipment. If required, Contractor shall provide training to other MCCC personnel at a central facility as the program expands. All trainings provided by Contractor for MCCC staff will be of no cost to MCCC.

(2)

The initial training of MCCC staff will take place no less than one (1) week prior to the start of the transition of clients to Contractor's equipment. All MCCC managers and designated staff members shall have ample time to prepare for the transition phase and to gain familiarity of Contractor's monitoring services.

(3)

The initial training shall include, but not be limited to the description, specification, installation, limitations and functionality of the following equipment: GPS and alcohol monitoring. The initial training shall cover all possible tamper alerts for equipment as well as troubleshooting minor maintenance issues as related to the equipment.

(4)	The initial training shall also include:

(A)	Monitoring Center location, contacts, reporting services;
(B)	Current client reports;
(C)	Web-based monitoring system;
(D)	Web-based scheduling; and
(E)	Web-based GPS tracking.

(5)	Maintenance Services:

(A)

Contractor shall assume responsibility for all maintenance and troubleshooting of equipment issues. Contractor will provide troubleshooting through Contractor staff at its local office and through its National Monitoring Center.

(B)	Contractor staff shall be responsible for maintaining the inventory.

(C)	MCCC will notify Contractor of any equipment problems or issues as they arise. Contractor shall take immediate steps to rectify the situation to the satisfaction of MCCC.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(c)	Reports and Reporting Services:

(1)

To obtain report and activity information, Contractor shall ensure that the MCCC is able to access the Contractor software through either a standard computer or laptop connection. The reports shall be capable of being printed for additional officer viewing as needed.

(2)

Quarterly, at the request of MCCC, Contractor shall provide a copy of an internal Monitoring Center Review of Notifications Report. This report serves to assure that established protocols are being adhered to.

(3)	The Contractor shall be capable of providing the below-listed special reports.

(A)

Database Interface: Contractor shall work with MCCC's case management system provider in developing software communication that shall provide a real time exchange of client information of the following:

-	Client schedules;
-	Any 'note' entered by Contractor staff transferred into MCCC's case management system;
-	Emergency contact information exchanged; and
-	Violation of electronic monitoring program Alerts.

(B)	Contractor shall work with MCCC to develop additional reports during this term of this Agreement at no additional cost to MCCC.

(4)

Record Retention: All monitoring activity reports shall remain accessible for a period of five (5) years following initial contract commencement date. Retrieval of current client activity records shall be immediately accessible, while retrieval of records that may have been archived due to substantial completion may require a minimum of seventy-two (72) hours to retrieve and deliver to MCCC personnel. This data and all client records are property of the MCCC. All records shall be turned over to MCCC at the end of this Agreement.

(d)	Violation Alert Performance Standards:

(1)	Global Positioning Satellite (GPS) Equipment

(A)	In the event a client is detected in the Victim Zone, then the on-call MCCC staff shall be notified by email within five (5) minutes of the alert being received by the Contractor monitoring staff.

(B)

In the event of an alert that client has a Strap or Body Tamper, then the on-call MCCC staff should be notified by email within five (5) minutes of the alert being received by the Contractor monitoring staff.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(C)

In the event that a client has a missed call (GPS unit missed scheduled call in time), the assigned MCCC staff assigned to that client should be notified by email within fifteen (15) minutes of the alert being received by the Contractor monitoring staff.

(2)	Alcohol Monitoring

(A)	All alerts must be emailed to the assigned MCCC staff within fifteen (15) minutes of the alert being received by the Contractor monitoring staff.

(e)	Miscellaneous:

(1)

Violation of Community Corrections Rules Hearings: Contractor shall provide expert testimony to any Court Hearing that is necessary to defend the equipment and the monitoring of the equipment. Contractor shall have senior personnel in Marion County that will be able to testify in Court Hearings. Contractor shall fully comply with this requirement. A breach of this provision may be considered a material breach of this Agreement.

(2)

Contractor shall place on each anklet or home unit a sticker that reads the following: Community Corrections 317 327-1111. All stickers will be of uniform size and color as agreed by both Contractor and MCCC.

(3)

Contractor shall work with MCCC to determine the level of inventory needed to ensure that all clients are promptly hooked to his/her specific client monitoring technology in an expeditious manner. Contractor shall work with MCCC and its other vendors to constantly monitor the inventory levels and adjust the levels based on the need of MCCC and other vendors. At no time will MCCC or other vendors be charged with any shelf inventory. Contractor shall train its local personnel on inventory procedures as it relates to ordering and returning of equipment. Through the Contractor software system MCCC shall be able to review inventory levels at any time.

(4)

Contractor shall provide details as to new hire background checks to MCCC prior to making job offers. Failure to administer proper background checks shall be considered a material breach of this Agreement.

(5)	If requested by MCCC, Contractor shall replace any employee and/or subcontractor providing services to MCCC. Contractor will be afforded the opportunity to meet with MCCC staff to review the request.

(6)	Contractor shall bear the cost for all lost, damaged, or stolen equipment along with the retrieval of said equipment.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(7)	Contractor shall abide by all Alerts/Notifications Protocols that have been established by MCCC.

(8)	Contractor shall provide MCCC with Disaster Plans that pertain to the primary monitoring center and one for the Indianapolis-based location.

SECTION 2:

FOR ANALYTICS

2.01.	ANALYTICS GENERALLY.

(a)	The key services of Contractor’s analytics application(s) include:

(1)	Data gathering - Integrating GPS location data (''Data") from various structured and unstructured sources.

(2)	Data storage - Providing a secure, centrally managed data repository for all Data.

(3)	Data analysis - Creating hierarchical views to enhance data discovery and rendering Data that can be understood in easier terms.

(4)	Data access - Improving Data quality and ensuring Data integrity by providing secure access to shared data resources in a collaborative workspace.

(5)	Data cleansing - Ensuring that Data from the source makes sense, is not duplicated, and does not contain null values.

(6)	Extract, Transform, and Load (ETL) - Coordinating Data extraction from source database, transforming Data into the structures used in targeted database, and loading Data into targeted database.

2.02.	SERVICE FEATURE FUNCTIONALITY.

(a)	Geospatial Analysis of Client Habits.

(1)

The Service aggregates all of the detail associated with the Data to develop a complete travel and movement profile, also referred to as the Pattern of Life for each person ("Client'') being electronically monitored with GPS data. This Geospatial Analysis includes:

(A)	Tracking of individual Clients;

(B)	Tracking groups of Clients;

(C)	Client stop analysis and drill-down capabilities;

(D)	Client association monitoring/congregation analysis;

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(E)	Identify individual Client patterns of activity;

(b)	Geo-contextualization of client habits.

(1)

The Service utilizes commercially available maps to provide visualization of Client movements·. Client Data is overlaid on the map to show Client movement and relationship to the geography shown on the map. The Service allows for the following overlays on the map:

(A)	Geocoding and reverse geocoding;

(B)	Aerial and street view of local and regional areas on the map; and

(C)	Overlay points-of-interest on maps (e.g. Client residence, public transportation routes, schools, parks and other landmarks).

(c)	Automated crime-scene correlation with Client space-time habits.

(1)	The Service allows correlation of Client movements with that of a group of Clients within a specific geographic area. This feature of the Service:

(A)	Requires separate analysis of the Data acquired from each jurisdiction;

(B)	Can encompass multiple jurisdictions over defined space-time windows and all Clients being electronically monitored when Contractor has access to that Data;

(C)	Authorized users of the Service can specify time and distance parameters for analyzing Client Data; and

(D)	Identification of possible travel routes. used by a Client following commission of a crime.

(d)	Predictive Modeling.

(1)	By continual analysis of Client movements the Service derives related patterns which may allow for identification of predictive behavior by the Client. This feature of the Service may provide:

(A)	Predictive behavioral trends of one or more Clients;

(B)	Trends of Client behavior that may be predictive of Client’s need for more or less active supervision; and

(C)	Identification of serial Client(s) locations and movement patterns.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

2.03.

IMPLEMENTATION.  In performing the Scope of Services (SOS) hereunder, Contractor has and will continue to utilize a staged approach that has been designed to be flexible enough to allow specific requirements to be properly addressed and for methods and techniques to be selected and implemented as needed.

2.04.

END USER TRAINING. Contractor will provide 15 hours of additional training annually to MCCC designated personnel at mutually agreeable dates, times and locations. Contractor reserves the right to provide any such training by webinar or other electronic means. Any additional training requested by the MCCC will be at no charge ($0.00).

2.05.	CUSTOMER SUPPORT, TECHNICAL SUPPORT, AND SYSTEM MAINTENANCE.

(a)	Contractor shall provide maintenance on the analytics Software during the term of the Agreement.

(b)	Contractor shall, where practicable give the MCCC at least 10 business days prior written notice of scheduled maintenance that would affect operation of the Services.

(c)	Contractor shall provide all maintenance with reasonable skill and care.

(d)	Contractor shall provide customer and technical support to the MCCC between the hours of 8:00 AM. and 7:00 P.M. eastern time, Monday thru Friday during the Term of the Agreement.

(e)

Contractor's Software shall be operational (excluding failures by third parties including but not limited its Cloud provider) at a minimum 95 percent of the time during the Term of the Agreement and further that the operation of the Software will not be significantly diminished at any time by the number of users of the Software, up to the maximum number of users permitted under Paragraph 8(a) below.

(f)	Contractor shall make available to the MCCC a helpdesk and whereby the MCCC has access to an email address to send support related questions to Contractor.

(g)

Contractor shall respond promptly to all requests for support services made by the MCCC through the helpdesk but the Contractor does not guaranty a specific turn around time on questions posed through the helpdesk.

(h)

Contractor may suspend the provision of maintenance and/or support services through the helpdesk if any amount due to be paid by the MCCC to Contractor under this Agreement is overdue, and Contractor has given to the MCCC at least 30 days' written notice, following the amount becoming overdue, of its intention to suspect maintenance and/or support services on this basis.

2.06.	LICENSING TERMS.

(a)	Grant of License:

(1)

Subject to the terms and conditions contained herein, Contractor grants to the MCCC, for the term of the Agreement, a non-exclusive, non-transferable license for the use of the Software licensed hereunder and subject to the restrictions and other terms specified hereunder. No other rights in the Software are granted to MCCC. The amount of employees and clients may be increased at no additional cost.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(b)	Restrictions:

(1)

The MCCC shall not reverse engineer, disassemble, reverse translate, decompile or in any other manner attempt to discover the source code of the Software. MCCC shall not distribute, lease, rent, grant a security interest in, assign, or otherwise transfer the Software or make the Software available to any party. MCCC shall not modify or create any derivatives of the Software or merge all or any part of the Software with another program. MCCC acknowledges that the Software contains confidential information and know-how and MCCC shall not use such confidential information or know-how except to the extent necessary to exercise the rights granted to MCCC. For greater certainty, MCCC shall not disclose any performance, benchmarking, or feature-related information about the Software. MCCC further agrees not to disclose, transfer or otherwise provide to any third party any portion of the Software or Confidential Information or know-how, except as explicitly permitted herein. For purposes of this Section, Confidential Information shall not include information that: (i) was known by the MCCC at the time it was received, (ii) is, as of the time of its disclosure or thereafter, becomes part of the public domain through a source other than MCCC; (iii) is made known to MCCC by a third person who does not impose any obligation of confidence on MCCC with respect to such information; (iv) is required to be disclosed pursuant to governmental authority, law, regulation, duly authorized subpoena or court order; or (v) information that is independently developed by MCCC without references to the confidential information.

(c)	Limited Warranty:

(1)

Contractor warrants that the Software will perform substantially in accordance with Paragraph 2.02 (Service Feature Functionality) above. If the Software does not perform in accordance with the warranty set forth in this Section, MCCC shall have the right to terminate the Agreement and/or Amendment or require Contractor to repair or replace the Software so that the Software performs substantially in accordance with the Documentation.

(d)	Data Security and Privacy:

(1)

Contractor also warrants that it has a security plan and the services are audited on a regular basis in accordance with industry standards. In the event of a data breach, Contractor will notify MCCC within 24 hours of learning of the breach. Contractor will provide MCCC with a copy of the results of the investigation of the breach. Contractor also grants MCCC access to the Contractor's network to the extent necessary to perform its own breach investigation.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(e)	Disclaimer of Warranties:

(1)

Except for the explicit warranty provided in Paragraph 2.06(c) above and Section 6.01 of the Agreement, the Software is provided "as is," without any representations, conditions, or warranties of any kind, without limitation. Contractor disclaims any express or implied representations, conditions, or warranties of merchantability, satisfactory quality or fitness for a particular purpose.

(2)	The disclaimer of warranties and limitations of liability constitute an essential part of this license. MCCC acknowledges that but for the disclaimer of warranties and limitations of liability.

2.07.	CONFIDENTIALITY OBLIGATIONS. See Section 7.04, 7.05, 7.06. and 7.07 of the Agreement.

2.08.	MCCC RESPONSIBILITIES. MCCC responsibilities hereunder include, but are not limited to, the following:

(a)	Provide personnel to be trained in the use of the Services and Software.

(b)	Provide all hardware necessary for use of the Services and Software.

(c)	Grants to Contractor an unlimited license to use the Data for purposes of improving the Services and Software and for its own study.

(d)	Contractor represents and warrants that it will not sale or otherwise transfer the Data to any third party without the prior written consent of the MCCC.

2.09.	PROPRIETARY RIGHTS INFRINGEMENT. See Section 7.26 of the Agreement.

SECTION 3:

FOR CASE MANAGEMENT

3.01.	SERVICES TO BE PERFORMED.

(a)

The Marion County Courts will order clients into an electronic monitoring program and the MCCC will screen each client for proper placement with the Contractor. The Contractor shall electronically monitor all court-ordered participants on a (24) twenty four-hour-a-day, (7) seven-day-a-week basis.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(b)

Contractor shall provide the following types of monitoring equipment: GPS, alcohol monitoring, and home detention equipment. Contractor's equipment vendor shall be a reputable electronic monitoring equipment firm who is capable of providing reliable equipment. Contractor shall be solely responsible for the reliability of the equipment used. Contractor shall ensure that electronic monitoring equipment is properly installed and maintained for each client. The Contractor shall ensure that the electronic monitoring equipment will adhere to the Alert Notification Protocols as established by the MCCC. These Alert Notification Protocols are incorporated by reference into this Agreement.

(c)

All new Marion County referrals for electronic monitoring will be received at MCCC's Intake Unit. Each case will be processed and entered on the MCCC's case management system. All participants will be monitored and processed by either the MCCC or an outside monitoring contractor. The conditions of placement for each client selected for the program will be communicated to Contractor at the time of referral by the MCCC.

(d)

The MCCC reserves the right to determine the number of participants referred to Contractor and to adjust that allocation based 1) on Contractor compliance with the terms of this Agreement, 2) on caseload size as defined by evidence-based practices, or 3) on the type of equipment needed and whether the Contractor is currently capable of providing such equipment The MCCC will make any final decisions pertaining to this matter. The MCCC will make notice in writing to the Contractor within five (5) business days as to the adjustment.

(e)

Contractor shall only accept Marion County referrals that were processed through the MCCC's Intake Unit and referred to the Contractor. If the MCCC's Executive Director determines that the Contractor did accept Marion County referrals outside of the agreed upon referral process, the MCCC's Executive Director may take action to terminate this Agreement pursuant to the termination provisions herein.

(f)

Equipment Hook Up. Equipment installations and removal services shall be conducted by Contractor at an agreed upon location during agreed upon hours. The MCCC will notify Contractor of newly referred clients via a designated agreed upon method. Clients will then be instructed to report to Contractor at the Contractor's designated location for purposes of being placed on monitoring with Contractor's equipment. The Contractor shall maintain an inventory of electronic monitoring equipment that allows for the hook-up of new clients as referred by MCCC. Failure to have the necessary electronic monitoring equipment as required for new referrals may result in early termination of this Agreement.

(g)

Maintenance Services. Contractor shall assume responsibility for all maintenance and troubleshooting of equipment issues. Contractor's staff shall be solely responsible for maintaining all of its equipment and inventory. Contractor shall provide troubleshooting through Contractor's staff. Contractor shall be solely responsible for the loss or damage of any and all equipment as a result of this Agreement.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(h)

Hours of Operation. Contractor's client tracking software shall operate twenty-four (24) hours per day, seven (7) days per week. Contractor's case managers shall be available for clients' office visits Monday through Friday from at least 8am to 4:30pm.

(i)

Reports. For report and activity information, the Contractor shall provide MCCC access to its software through either a desktop or laptop connection. The Contractor shall coordinate with the MCCC's software vendor in developing technology that permits real time access to the Contractor's electronic case management system. The reports shall then be printed for additional officer viewing as needed. At the request of the MCCC and not less than quarterly each year, Contractor shall provide copy of the internal monitoring and/or notification reports.

(1)	Contractor shall cooperate with providing all information that is requested by the MCCC necessary in completing quarterly and annually statistical reporting for:

(A)	The Indiana Department of Correction;
(B)	The Courts or
(C)	Other Federal, State or local governments.

(2)	Contractor's electronic monitoring equipment and monitoring services provider shall make available to the MCCC all standard client activity reports as well as any special request reports.

(j)

Training Services. Contractor shall provide all of its electronic monitoring staff annual 'refresher' training. Documentation of this training shall be available to the MCCC upon request. Trainings for existing and new Contractor staff members shall include, but not be limited to the functionality of the equipment, the differences between GPS and Home Detention equipment, the installation of equipment, troubleshooting, equipment maintenance issues, fee collections, confidentiality, and harassment and discrimination. At Contractor's expense, unless otherwise indicated herein, Contractor agrees that all Case Managers shall complete the following training sessions as soon as can be arranged in cooperation with MCCC of this Agreement with bi-annual refresher training thereafter:

(1)	Motivational Interviewing by certified facilitator approved by MCCC;
(2)	Cultural Diversity by certified facilitator approved by MCCC;
(3)	Documentation/Data Entry (provided by the MCCC at no cost to the Contractor); and
(4)	Risk/Assessment Tool by certified facilitator approved by MCCC.

3.02.	CONTRACTOR’S OBLIGATIONS.

(a)

A Contractor shall operate the electronic monitoring program contemplated by this Agreement pursuant to all written policies, guidelines, and procedures adopted by the Marion County Community Corrections Board (Board), which are incorporated by reference, and in accordance with all applicable statutes, ordinances, rules, and regulations. All the Board's case management policies, guidelines, and procedures are incorporated herein by reference and shall be followed as amended from time-to-time. MCCC will provide Contractor with an up to date version of policies and procedures not more than forty-eight hours after the policy or procedure has been adopted.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(b)

Contractor shall have, and provide to the MCCC, an up-to-date manual that describes Contractor's services, procedures, and policies for all elements of work contained herein, and shall operate according to this manual. Contractor shall obtain the MCCC's approval of Contractor's manual; any proposed changes to Contractor's manual shall also be subject to the MCCC's prior approval. Contractor shall not substitute or otherwise replace the brand or type of monitoring system during the term of this Agreement without the MCCC's prior written approval.

(c)	In the event that a conflict arises between the in-house procedures, policies, or guidelines of Contractor and the Board, the Board's procedures, policies, or guidelines shall govern.

(d)

Contractor shall attend any necessary meetings of the Advisory Board as communicated by MCCC, and shall participate in meetings with the MCCC's Community Corrections Executive Director or his or her designee to monitor and evaluate performance of this Agreement.

(e)

Unless otherwise directed by a Court, Contractor shall immediately respond to any conduct by a program participant that reasonably could be interpreted as a violation according to the MCCC's or Board's policies or procedures. Contractor shall forward all necessary information regarding such conduct to the Board's Executive Director as soon as possible. Contractor shall then be responsible for reporting all violations directly to the appropriate Court.

(f)

Contractor shall obtain verification, which shall be documented and easily understood, for all activities by each client outside his or her residence, including but not limited to employment, education, and treatment.

(g)	Contractor shall be responsible for appearing at all court hearings for Contractor's clients where a violation has occurred or where otherwise reasonably requested.

(h)	Contractor shall file an Emergency Management Disaster Plan with the MCCC annually.

(i)

Contractor agrees that it and all persons employed by Contractor shall not disclose information as to the past criminal record of any participant, except as specifically authorized by the Board. Files on participants in the program shall be securely locked and handled in compliance with Indiana Code 11-8-5-1. Contractor agrees to hold the Board, the MCCC, the Consolidated City of Indianapolis, and Marion County harmless in the event of a civil suit resulting from or arising out of Contractor's negligent and unauthorized disclosure of participant information.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

3.03.	FACILITIES.

(a)

Contractor's monitoring facility shall meet all state and local zoning ordinances, and other applicable requirements including, but not limited to, the standards promulgated by the State Board of Health, the Occupational Safety and Health Administration, the Marion County Health Department, the State Fire Marshal, and the Fire Prevention and Building Safety Commission.

(b)

Contractor shall have documentation confirming adherence to local laws, ordinances; and codes where applicable, and shall promptly provide the MCCC with copies of any reports or documentation resulting from inspections performed to monitor compliance.

(c)	The MCCC reserves the right to conduct an on-site inspection of Contractor's facility, upon reasonable notice.

(d)	Contractor will secure a downtown location within reasonable distance from Marion County Community Corrections (MCCC).

3.04.	PERSONNEL.

(a)

Contractor shall provide and maintain an organizational chart showing staff responsibilities and written job descriptions accurately describing current duties for all personnel performing services under this Agreement.

(b)

Contractor shall identify and establish minimum employment qualifications for all personnel performing services under this Agreement. Contractor shall ensure that all personnel are adequately trained to perform their assigned duties and responsibilities. Contractor shall ensure that Case Managers it hires will have minimum qualifications equal to Marion County Community Corrections’ hiring qualifications for case managers.

(c)	Contractor shall prohibit fraternization of a social or business nature between its personnel and the Program participants.

(d)

Contractor shall ensure that its employees are at least twenty-one (21) years of age. Contractor shall properly screen its employees for suitable placement within this program. This includes, but is not limited to a criminal background check and drug screening. Contractor shall give written notice to MCCC within ten (10) days after receiving actual notice that an employee of Contractor has been convicted of a criminal drug violation.

(e)

MCCC, through its Executive Director, reserves the right to refuse any personnel assigned to the Program by Contractor and request an immediate replacement. If notified by the MCCC of an allegation of inappropriate or improper behavior on the part of one of its employees, Contractor shall immediately investigate the allegation. Any accusation of inappropriate conduct on the part of an employee of the Contractor with one of the clients may result in the Executive Director asking for a replacement or terminating this Agreement pursuant to the termination provisions herein.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(f)	Contractor shall have adequately trained and physically capable monitoring staff available twenty-four (24) hours per day, seven (7) days a week.

(g)	Contractor shall notify the Executive Director of all requests by the news media for information relating to the program prior to such information being provided.

(h)	Contractor shall ensure that its staff interacts with participants in a professional manner and in accordance with the MCCC's personnel policies and guidelines at all times.

(i)

Contractor shall provide the Executive Director with a copy of the current job description for a Case Manager to assure that the requirements and described duties of the Case Manager are comparable to that of a Community Corrections Community Supervision Manager.

3.05.	PROGRAM EVALUATION.

(a)

Client and Contractor satisfaction surveys will discuss the degree of satisfaction with the delivery of services. Also viewed will be the results of random urine drug-screen results for Program participants.

(b)

In the event the Executive Director determines that Contractor is failing to comply with one or more of the terms and conditions of this Agreement, the MCCC may cease referrals to Contractor until such non-compliance shall have been cured.

(c)	Contractor shall notify MCCC within 24 hours when a staff member with Risk Assessment System access changes employment status impacting access rights pursuant to this Agreement.

3.06.	REVIEWS AND REPORTS.

(a)	Individual Case Plan:

(1)

Case Plans shall be generated on all clients who score in the moderate and high-risk levels on the IRAS assessment. The Contractor shall develop an individual case plan with the client that includes, but is not limited to, the following:

(A)	Identification of problem areas (as identified through IRAS);
(B)	Goal Identification {short and long term, as well as steps to achieve the goals);
(C)	In-House programs to be utilized to address problem areas outlined above and to meet identified goals; and
(D)	Outside resources to be utilized to address the above outlined problem areas and identified goals.

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(2)

The initial case plan shall be completed at the initial office visit. Case plans must match the identified need areas on the IRAS and target all domains falling in the moderate to high range. Case plan goals must be objective, measurable, and attainable.

(3)

Case plans shall be reviewed and updated at every office visit and documented in case notes. A signed copy shall be maintained in the client's file. All clients will be provided with a copy of their case plan at each meeting.

(b)	Programming:

(1)

All clients referred for programming/treatment must have a current IRAS score to determine risk level. Referrals to programming shall directly correlate with identified areas of risk/needs on the IRAS. Additional information may come from contacts with client, and the orders of the court, and all shall be consistent with evidence-based practices.

(2)

Clients scoring Moderate Risk shall be referred to programming, as available in-house with Contractor or via referral to a community agency approved by MCCC, consistent with orders of the Court, needs identified during the IRAS assessment, personal interview, and additional information obtained by the Case Manager.

(3)

Clients scoring High Risk shall be referred to MCCC's in-house programming, as available in-house with MCCC, or via referral to a community agency approved by MCCC, consistent orders of the Court, needs identified by the IRAS assessment, personal interview, and additional information obtained by the Case Manager.

(4)

All policies regarding programming shall resemble MCCC's policies. This shall be submitted annually within thirty (30) calendar days of contract commencement and/or within five (5) business days of revision of program polices.

(c)	Contact Standards:

(1)

Contractor is required to meet the minimum contact standards with each client based on the client's IRAS score. New client appointments must take place within five (5) business days of being referred to Contractor. Minimum contact standards will be followed. All client visits will be documented in case notes utilizing the documentation template provided by the MCCC.

IRAS Risk Level	# of Office Visits	# of Field Visits
Very High / High	1 every 30 days	1 every 30 days
Moderate / Low Moderate	1 every 45 days	0
Low	1 every 60 days	0

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

(d)	Discharge Report / Report to Probation:

(1)

Within five (5) days of a Client's release from electronic monitoring, a typed report shall be submitted to the MCCC's Electronic Monitoring Coordinator or the designee via email detailing the client's progress. The report shall include, but is not limited to; the following:

(A)	Goals and objectives for the client following release, including recommended continuation in treatment or appropriate programming upon discharge;

(B)	Employment information;

(C)	Program activities the client was involved in while in facility, including those successful and unsuccessful;

(D)	Evaluation of the progress the client made toward the original goals and objectives outlined in their case plan while in the Contractor's facility;

(E)	Address client will be residing at post-release;

(F)	Exit interviews/surveys completed by staff and client; and

(G)	Discharge IRAS assessment re

[END OF ATTACHMENT A]

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

ATTACHMENT B:

PRICING

[***]

[END OF ATTACHMENT B]

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

ATTACHMENT C:

JUVENILE ELECTRONIC MONITORING

Pursuant to Section 2.02 of the Agreement, Contractor agrees to provide electronic monitoring services for juveniles and youths assigned to supervision by the Marion County Superior Court: Probation Department (“MCSCPD”). For such services provided, the following terms apply:

1.	The Chief Probation Officer equates to the Marion County Community Corrections Executive Director for contract purposes involving the MCSCPD.

2.	Contractor shall invoice MCSCPD directly for equipment and services it provides to MCSCPD under this Attachment C.

3.	Contractor will be co-located with MCSCPD staff at the youth detention facility.

4.	MCSCPD will provide space for 1 Contractor staff with connectivity to the Internet at this site. Space will be made available for equipment storage.

5.	MCSCPD will provide access ID and key to identified space. Contractor agrees to advise of any staff changes immediately for access activation and/or deactivation.

6.	Contractor will be on site at this location Monday – Friday for 8 working hours at an agreed upon time schedule. Contractor will be on call during other times to address installations and/or removals.

7.

Equipment maintenance and/or troubleshooting for youth will occur at space at the youth detention facility Monday – Friday for 8 working hours at an agreed upon time schedule to coincide with services for installations and/or removals. On weekends and holidays, such activities will be conducted at the Track Group office location in Indianapolis during their operational hours. Contractor agrees to expedite youth services at this location.

8.	Contractor agrees to report in person to the MSC youth detention facility location outside of the scheduled-on site hours as requested within 2 hours’ notice.

9.	Contractor will provide review of alerts to determine accuracy and provide notation of such review in the format agreed upon.

10.	Contractor will provide notice of events as directed by the MSCPD.

11.	Contractor will utilize secure cuffs for youth.

12.	MSCPD will provide Contractor with protocols for responses to alarms and/or alerts.

[END OF ATTACHMENT C]

* Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

The parties have, through their duly authorized representatives, entered into this Agreement. The parties, having read and understood the foregoing terms of this Agreement, do by their respective electronic signatures dated below agree to the terms hereof.

CONTRACTOR

By: /s/ Brian Barton	Date: 3/11/24
Printed: BRIAN BARTON Title: Executive Director Company: TRACK GROUP AMERICAS INC.

AGENCY/DEPARTMENT

By: /s/ Scott Hohl	Date: 3/11/24
Printed: SCOTT HOHL Title: DIRECTOR Agency/Department: MARION COUNTY COMMUNITY CORRECTIONS

AGENCY/DEPARTMENT

By: /s/ Collin Hill	Date: 3/11/24
Printed: COLLIN HILL Title: CHIEF INFORMATION OFFICER Agency/Department: INFORMATION SERVICES AGENCY

APPROVED AS TO AVAILABILITY OF FUNDING

By: /s/ Debora Hall	Date: 3/11/24
Printed: DEBORA HALL Title: GRANTS ADMINISTRATOR on behalf of Sarah Riordan, Controller Agency/Department: OFFICE OF FINANCE AND MANAGEMENT

APPROVED AS TO FORM AND LEGALITY

By: /s/ Adam Wicker	Date: 3/11/24
Printed: Adam Wicker Title: ASSISTANT CORPORATION COUNSEL Agency/Department: OFFICE OF CORPORATION COUNSEL